Exhibit 99

July 30, 2009

HELMERICH & PAYNE, INC. ANNOUNCES THIRD QUARTER EARNINGS

Helmerich & Payne, Inc. reported net income of $53,044,000 ($0.50 per diluted share) from operating revenues of $387,767,000 for its third fiscal quarter ended June 30, 2009, compared with net income of $125,369,000 ($1.18 per diluted share) from operating revenues of $522,517,000 during last year’s third fiscal quarter ended June 30, 2008.  Net income recorded for the third fiscal quarter ended June 30, 2009, includes $0.01 per share of after-tax gains from the sale of drilling equipment.  Included in last year’s third quarter net income were $0.09 per share of after-tax gains from the sale of portfolio securities and $0.04 per share from the sale of drilling equipment and insurance settlements, as well as a charge of $0.07 per share (after-tax) from the write-off of in-process research and development resulting from the acquisition of TerraVici Drilling Solutions.

For the nine months ended June 30, 2009, the Company reported net income of $302,057,000 ($2.84 per diluted share) from operating revenues of $1,531,821,000 compared with net income of $335,253,000 ($3.16 per diluted share) from operating revenues of $1,452,824,000 during the nine months ended June 30, 2008.  Net income recorded for the first nine months of fiscal 2009 included $0.03 per share of after-tax gains from the sale of drilling equipment.  Included in net income for the first nine months of fiscal 2008 were gains from the sale of portfolio securities and drilling equipment, and gains from insurance settlements of $0.21 per share and the above mentioned in-process research and development charge of $0.07 per share.

Segment operating income for U.S. land operations was $96,593,000 for this year’s third fiscal quarter, compared with $159,413,000 for last year’s third fiscal quarter and $192,930,000 for this year’s second fiscal quarter.  The decline was primarily a result of significantly lower activity levels in the U.S. land drilling market during this year’s third fiscal quarter as compared to prior quarters.  The segment’s average rig revenue per day declined by $3,059 from $31,384 during this year’s second fiscal quarter to $28,325 during the third fiscal quarter, and the average rig margin per day declined by $3,302 from $19,354 during this year’s second fiscal quarter to $16,052 during the third fiscal quarter.  Approximately $4,400 per day of the average rig revenue and margin per day reported for this year’s third fiscal quarter was primarily a result of early contract termination revenue and of delay penalty revenues corresponding to requested delivery delays for new builds under long-term contracts.   This compares to approximately $6,500 per day included in the rig revenue and margin per day averages corresponding to this year’s second fiscal quarter for

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July 30, 2009

the same type of early termination and delay penalty revenue.  Additional revenues of approximately $70 million corresponding to new build early terminations and requested delivery delays are expected to be recognized after the third fiscal quarter.  At this point, the Company expects about 40% of this amount to favorably impact the fourth fiscal quarter revenues, and the remainder to favorably impact fiscal 2010.  Excluding the impact of income corresponding to early terminations and requested delivery delays during this year’s second and third fiscal quarters, the average rig revenue per day declined sequentially by $949 to $23,927 for the third fiscal quarter, and the average rig margin per day declined sequentially by $1,168 to $11,730 for the third fiscal quarter.

Rig utilization for the Company’s U.S. land segment declined to 51% for this year’s third fiscal quarter, compared with 96% for last year’s third fiscal quarter and 72% for this year’s second fiscal quarter.  The rig utilization rate excludes new builds under long-term contracts that may already be generating revenue, but that have not yet commenced operations given customer requests to delay new build deliveries.  The Company’s U.S. land segment had 110 rigs contracted (including 89 rigs under term contracts) and 100 rigs idle and available at the end of the third fiscal quarter.  In its U.S. land segment, the Company expects an average of approximately 91 rigs to remain under term contracts during the fourth fiscal quarter of 2009, and an average of approximately 80 rigs to remain under term contracts during all of fiscal 2010.

President and C.E.O. Hans Helmerich commented, “The first half of calendar 2009 has seen a dramatic plunge in U.S. land rig activity driven by lower natural gas prices and resultant capital spending reductions by exploration and production companies.  We’re encouraged by what appears to be a recent bottoming out in the industry rig count.  H&P’s rig utilization is the highest in the industry among large drilling contractors due to its high percentage of rigs on term contracts and because of the availability of FlexRigs® in the spot market.  With over 80% of our U.S. land fleet comprised of FlexRigs, we are in a favored position to benefit from any improvement that lies ahead in the land rig market.”

Segment operating income for the Company’s offshore operations was $12,723,000 for this year’s third fiscal quarter, compared with $12,013,000 for last year’s third fiscal quarter and $15,837,000 for this year’s second fiscal quarter.  The sequential decline was attributable to declining activity given softer market conditions in the offshore platform business and to a significant number of rigs that were concurrently operating at reduced standby or move rates during portions of the third fiscal quarter.  Average rig utilization in the offshore segment was reported at 93% for this year’s third fiscal quarter, compared with 89% during last year’s third fiscal quarter and 98% during this year’s second fiscal quarter.  Average rig margins per day declined to $18,555 during this year’s third fiscal quarter from $22,330 during this year’s second fiscal quarter.

The Company’s international land operating segment recorded a loss of $8,321,000 for this year’s third fiscal quarter, compared with operating income of $17,492,000 for last year’s third fiscal quarter, and a $15,282,000 loss for this year’s second fiscal quarter.  The operating loss was a result of the Company’s previous decision to

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July 30, 2009

not record revenue beginning the second fiscal quarter from the Company’s operations in Venezuela until the corresponding cash is collected.  This negatively impacted the international land segment’s revenue by $19.7 million during the third fiscal quarter of 2009, or approximately $10,024 per rig revenue day.  Consequently, the segment’s average rig margin per day was reported at $907 for the quarter, as compared to $10,931, which would have been reported for the quarter if Venezuelan revenues were to have been recorded.  Average rig utilization for the third fiscal quarter was 62%, compared with 79% for last year’s third fiscal quarter, and 81% during this year’s second fiscal quarter.  The sequential decline in utilization was primarily a result of the Company’s lower level of activity in Venezuela.

The Company is proactively continuing efforts to collect unpaid invoice amounts in Venezuela.  Since the Company’s last quarterly earnings release on April 30, 2009, the Company has collected approximately $48 million (U.S. currency equivalent) from PDVSA.  Included in these collections is a recent total collection in local currency equivalent to approximately $40 million U.S. dollars.  As of today, the total invoiced amount by the Company that remains pending payment from PDVSA is approximately $97 million (U.S. currency equivalent), of which approximately 80% is over 90 days old.  Nine of the 11 H&P rigs that formerly worked for PDVSA and that have completed their contract obligations are currently stacked in Venezuela.  The Company’s remaining two rigs continue to work for PDVSA and are expected to complete their contract obligations within the next six weeks.  The Company will continue to pursue future drilling opportunities in Venezuela, but it does not expect to commit to new contracts until additional progress is made on pending receivable collections.

The Company also announced today that it has entered into term daywork drilling contracts with a multinational service company (Schlumberger Ltd - SLB) for integrated project management (IPM) work in Mexico, providing four FlexRigs for a duration of at least two years.  Furthermore, a fifth FlexRig is being prepared for international work based on a binding letter of intent from a U.S. based exploration and production company for a short-term project in Africa.  All five of these FlexRigs were built in prior years and were recently idle and available for work in the U.S. land market.

President and C.E.O. Hans Helmerich commented, “We are pleased about the opportunity to increase our international exposure to the FlexRig.  The availability of FlexRigs in the U.S. provides the Company the opportunity to enlarge its international fleet with newer and more technologically advanced rigs in geographical areas where the value of the FlexRig has not been experienced before.”

On July 21, 2009, the Company closed a private placement of $200 million of senior unsecured, fixed-rate 6.10% notes due July 2016.  The proceeds from this facility will be used to repay indebtedness, to fund capital expenditures, or for other general corporate purposes.  Interest on the notes is payable semi-annually. The Company will make five equal annual principal repayments of $40 million beginning on the third anniversary of the closing date.

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July 30, 2009

Helmerich & Payne, Inc. is primarily a contract drilling company.  As of June 30, 2009, the Company’s existing fleet included 210 U.S. land rigs, 32 international land rigs and nine offshore platform rigs.

Helmerich & Payne, Inc.’s conference call/webcast is scheduled to begin this morning at 11:00 a.m. ET (10:00 a.m. CT) and can be accessed at http://www.hpinc.com under Investors.  If you are unable to participate during the live webcast, the call will be archived for a year on H&P’s website indicated above.

Statements in this release and information disclosed in the conference call and webcast that are “forward-looking statements” within the meaning of the Securities Act of 1933 and the Securities Exchange Act of 1934 are based on current expectations and assumptions that are subject to risks and uncertainties.  For information regarding risks and uncertainties associated with the Company’s business, please refer to the “Risk Factors” and “Management’s Discussion & Analysis of Results of Operations and Financial Condition” sections of the Company’s SEC filings, including but not limited to, its annual report on Form 10-K and quarterly reports on Form 10-Q.  As a result of these factors, Helmerich & Payne, Inc.’s actual results may differ materially from those indicated or implied by such forward-looking statements.

*FlexRig® is a registered trademark of Helmerich & Payne, Inc.

Contact:  Juan Pablo Tardio

(918) 588-5383

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July 30, 2009

HELMERICH & PAYNE, INC.

Unaudited

(in thousands, except per share data)

CONSOLIDATED STATEMENTS OF INCOME

	Three Months Ended			Nine Months Ended
	March 31	June 30		June 30
	2009	2009	2008	2009	2008

Operating Revenues:
Drilling – U.S. Land	$414,514	$282,358	$391,755	$1,172,076	$1,104,662
Drilling – Offshore	51,331	55,605	47,298	157,424	104,368
Drilling – International Land	51,829	47,290	80,585	194,297	234,944
Other	2,626	2,514	2,879	8,024	8,850
	520,300	387,767	522,517	1,531,821	1,452,824

Operating costs and expenses:
Operating costs, excluding depreciation	263,294	220,339	274,168	814,561	763,921
Depreciation	57,113	61,043	51,210	172,928	147,066
General and administrative	16,434	14,225	14,723	45,807	42,716
Research and development	2,176	2,777	522	6,630	522
In-process research and development	—	—	11,129	—	11,129
Gain from involuntary conversion of long-lived assets	—	(264)	(5,426)	(541)	(10,236)
Income from asset sales	(2,055)	(1,785)	(1,616)	(4,754)	(4,404)
	336,962	296,335	344,710	1,034,631	950,714

Operating income	183,338	91,432	177,807	497,190	502,110

Other income (expense):
Interest and dividend income	2,150	542	1,034	4,478	3,369
Interest expense	(2,554)	(2,793)	(4,651)	(9,047)	(14,255)
Gain on sale of investment securities	—	—	16,388	—	21,994
Other	(28)	514	66	614	(370)
	(432)	(1,737)	12,837	(3,955)	10,738

Income before income taxes and equity in income of affiliate	182,906	89,695	190,644	493,235	512,848

Income tax provision	83,390	36,651	70,187	201,289	189,117

Equity in income of affiliate net of income taxes	4,222	—	4,912	10,111	11,522
NET INCOME	$103,738	$53,044	$125,369	$302,057	$335,253

Earnings per common share:
Basic	$0.99	$0.50	$1.20	$2.87	$3.22
Diluted	$0.98	$0.50	$1.18	$2.84	$3.16

Average common shares outstanding:
Basic	105,317	105,425	104,530	105,330	103,973
Diluted	106,372	106,829	106,689	106,544	106,130

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July 30, 2009

HELMERICH & PAYNE, INC.

Unaudited

(in thousands)

CONSOLIDATED CONDENSED BALANCE SHEETS

	6/30/09	9/30/08

ASSETS
Cash and cash equivalents	$141,705	$121,513
Other current assets	450,369	569,134
Total current assets	592,074	690,647
Investments	267,554	199,266
Net property, plant, and equipment	3,209,344	2,682,251
Other assets	10,882	15,881
TOTAL ASSETS	$4,079,854	$3,588,045

LIABILITIES AND SHAREHOLDERS’ EQUITY
Total current liabilities	$358,792	$308,957
Total noncurrent liabilities	697,120	538,614
Long-term notes payable	430,000	475,000
Total shareholders’ equity	2,593,942	2,265,474

TOTAL LIABILITIES AND SHAREHOLDERS’ EQUITY	$4,079,854	$3,588,045

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July 30, 2009

HELMERICH & PAYNE, INC.

Unaudited

(in thousands)

CONSOLIDATED CONDENSED STATEMENTS OF CASH FLOWS

	Nine Months Ended
	June 30
	2009	2008

OPERATING ACTIVITIES:
Net income	$302,057	$335,253
Depreciation	172,928	147,066
In-process research and development	—	11,129
Changes in assets and liabilities	250,289	(1,077)
Gain from involuntary conversion of long-lived assets	(541)	(10,236)
Gain on sale of assets and investment securities	(4,754)	(26,268)
Other	(9,436)	(12,279)
Net cash provided by operating activities	710,543	443,588

INVESTING ACTIVITIES:
Capital expenditures	(738,411)	(509,018)
Insurance proceeds from involuntary conversion of long-lived assets	541	13,926
Proceeds from sale of assets and investments	6,706	31,584
Purchase of short-term investments	(12,500)	—
Acquisition of business, net of cash acquired	(16)	(12,024)
Net cash used in investing activities	(743,680)	(475,532)

FINANCING ACTIVITIES:
Dividends paid	(15,829)	(14,060)
Net increase in bank overdraft	8,992	4,465
Proceeds from exercise of stock options	710	14,267
Net proceeds from short-term and long-term debt	58,267	12,259
Excess tax benefit from stock-based compensation	1,189	24,816
Net cash provided by financing activities	53,329	41,747

Net increase in cash and cash equivalents	20,192	9,803
Cash and cash equivalents, beginning of period	121,513	89,215
Cash and cash equivalents, end of period	$141,705	$99,018

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July 30, 2009

SEGMENT REPORTING

	Three Months Ended			Nine Months Ended
	March 31	June 30		June 30
	2009	2009	2008	2009	2008
	(in thousands, except days and per day amounts)
U.S. LAND OPERATIONS
Revenues	$414,514	$282,358	$391,755	$1,172,076	$1,104,662
Direct operating expenses	172,033	133,041	187,771	538,380	535,093
General and administrative expense	4,274	4,133	4,801	12,834	13,452
Depreciation	45,277	48,591	39,770	137,291	109,123
Segment operating income	$192,930	$96,593	$159,413	$483,571	$446,994

Revenue days	12,529	9,302	15,263	38,153	43,422
Average rig revenue per day	$31,384	$28,325	$24,543	$28,791	$24,329
Average rig expense per day	$12,030	$12,273	$11,178	$12,182	$11,212
Average rig margin per day	$19,354	$16,052	$13,365	$16,609	$13,117
Rig utilization	72%	51%	96%	72%	95%

OFFSHORE OPERATIONS
Revenues	$51,331	$55,605	$47,298	$157,424	$104,368
Direct operating expenses	31,403	38,854	31,166	102,019	72,295
General and administrative expense	1,064	1,004	1,276	3,120	3,488
Depreciation	3,027	3,024	2,843	9,015	8,855
Segment operating income	$15,837	$12,723	$12,013	$43,270	$19,730

Revenue days	796	763	732	2,294	1,706
Average rig revenue per day	$48,562	$45,531	$51,309	$48,994	$45,711
Average rig expense per day	$26,232	$26,976	$31,181	$27,516	$29,483
Average rig margin per day	$22,330	$18,555	$20,128	$21,478	$16,228
Rig utilization	98%	93%	89%	93%	70%

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July 30, 2009

SEGMENT REPORTING

	Three Months Ended			Nine Months Ended
	March 31	June 30		June 30
	2009	2009	2008	2009	2008
	(in thousands, except days and per day amounts)
INTERNATIONAL LAND OPERATIONS
Revenues	$51,829	$47,290	$80,585	$194,297	$234,944
Direct operating expenses	59,787	47,913	55,093	173,348	156,004
General and administrative expense	784	555	1,182	2,035	3,420
Depreciation	6,540	7,143	6,818	19,889	24,120
Segment operating income (loss)	$(15,282)	$(8,321)	$17,492	$(975)	$51,400

Revenue days	2,050	1,622	1,951	6,055	5,727
Average rig revenue per day	$23,397	$27,340	$38,709	$29,704	$37,570
Average rig expense per day	$27,483	$26,433	$25,638	$25,957	$23,704
Average rig margin per day	$(4,086)	$907	$13,071	$3,747	$13,866
Rig utilization	81%	62%	79%	80%	77%

Operating statistics exclude the effects of offshore platform management contracts, gains and losses from translation of foreign currency transactions, and do not include reimbursements of “out-of-pocket” expenses in revenue per day, expense per day and margin calculations.

Reimbursed amounts were as follows:

U.S. Land Operations	$21,309	$18,877	$17,158	$73,621	$48,244
Offshore Operations	$6,752	$13,409	$4,296	$25,627	$10,501
International Land Operations	$3,865	$2,945	$5,066	$14,443	$19,784

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July 30, 2009

Segment operating income for all segments is a non-GAAP financial measure of the Company’s performance, as it excludes general and administrative expenses, corporate depreciation, income from asset sales and other corporate income and expense.  The Company considers segment operating income to be an important supplemental measure of operating performance for presenting trends in the Company’s core businesses.  This measure is used by the Company to facilitate period-to-period comparisons in operating performance of the Company’s reportable segments in the aggregate by eliminating items that affect comparability between periods.  The Company believes that segment operating income is useful to investors because it provides a means to evaluate the operating performance of the segments and the Company on an ongoing basis using criteria that are used by our internal decision makers.  Additionally, it highlights operating trends and aids analytical comparisons.  However, segment operating income has limitations and should not be used as an alternative to operating income or loss, a performance measure determined in accordance with GAAP, as it excludes certain costs that may affect the Company’s operating performance in future periods.

The following table reconciles operating income (loss) per the information above to income before income taxes and equity in income of affiliates as reported on the Consolidated Statements of Income (in thousands).

	Three Months Ended			Nine Months Ended
	March 31	June 30		June 30
	2009	2009	2008	2009	2008
Operating income (loss)
U.S. Land	$192,930	$96,593	$159,413	$483,571	$446,994
Offshore	15,837	12,723	12,013	43,270	19,730
International Land	(15,282)	(8,321)	17,492	(975)	51,400
Other	(1,491)	(2,304)	(10,421)	(4,656)	(7,596)
Segment operating income	$191,994	$98,691	$178,497	$521,210	$510,528
Corporate general and administrative	(10,312)	(8,533)	(7,464)	(27,818)	(22,356)
Other depreciation	(1,273)	(1,305)	(1,087)	(3,775)	(3,019)
Inter-segment elimination	874	530	819	2,278	2,317
Gain from involuntary conversion of long-lived assets	—	264	5,426	541	10,236
Income from asset sales	2,055	1,785	1,616	4,754	4,404
Operating income	$183,338	$91,432	$177,807	$497,190	$502,110

Other income (expense):
Interest and dividend income	2,150	542	1,034	4,478	3,369
Interest expense	(2,554)	(2,793)	(4,651)	(9,047)	(14,255)
Gain on sale of investment securities	—	—	16,388	—	21,994
Other	(28)	514	66	614	(370)
Total other income (expense)	(432)	(1,737)	12,837	(3,955)	10,738

Income before income taxes and equity in income of affiliate	$182,906	$89,695	$190,644	$493,235	$512,848

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